Exhibit 21.1

SUBSIDIARIES OF REGISTRANT
The following is a list of subsidiaries of the Company as of February 3, 2018 omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE INCORPORATED

Sterling Inc.	Ohio, USA

Signet Service Plans, Inc.	Ohio, USA

Sterling Jewelers Inc.	Delaware, USA

Signet US Holdings Inc.	Delaware, USA

Signet Group Treasury Services Inc.	Delaware, USA

Zale Corporation	Delaware, USA

Zale Delaware, Inc.	Delaware, USA

Zale Canada Co.	Canada

Signet Group Limited	England

Signet UK Finance plc	England

Signet Holdings Limited	England

Signet Trading Limited	England

Signet Bermuda Finance Limited	Bermuda

Signet Global Insurance Services Limited	Bermuda

Signet Bermuda Limited	Bermuda

Signet Malta Finance Limited	Malta

Signet Ireland Finance Limited	Ireland

SJI Ireland Limited	Ireland